EXHIBIT 15

To the Board of Directors and Shareholders of Morgan Stanley:

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim condensed consolidated financial information of Morgan Stanley and subsidiaries as of February 28, 2005 and for the three-month periods ended February 28, 2005 and February 29, 2004, and have issued our report dated April 4, 2005 (October 12, 2005 as to the effects of discontinued operations and segment classification discussed in Note 22) (which report included an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payment”). As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

Additionally, we have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim condensed consolidated financial information of Morgan Stanley and subsidiaries as of May 31, 2005 and for the six-month periods ended May 31, 2005 and May 3 2004, and have issued our report dated July 7, 2005 (October 12, 2005 as to the effects of discontinued operations and segment classification discussed in Note 22) (which report included an explanatory paragraph regarding the adoption of SFAS No. 123R, “Share-based Payment”). As indicated in such report, because we did not perform an audit, WC expressed no opinion on that information.

Additionally, we have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim condensed consolidated financial information of Morgan Stanley and subsidiaries as of August 31, 2005 and for the nine-month periods ended August 31, 2005 and August 31, 2004, and have issued our report dated October 7, 2005 (which report included an explanatory paragraph regarding the adoption of SFAS No. 123R, “Share-based Payment”). As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Report on Form 10-Q for the quarter ended August 31, 2005 and in your Current Report on Form 8-K filed October 12, 2005, are being incorporated by reference in the Prospectus Supplement of MS Structured TILES Series 2006-1 for the offering of Treasury Index LinkEd Securities (TILESsm) Series 2006-1 due February 15, 2034 (which Prospectus Supplement will form part of Registration Statement No. 333-101155 of MS Structured Asset Corp. on Form S-3 in relation to the TILES Series 2006-1 securities).

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s Deloitte & Touche LLP

New York, New York

February 6, 2006